Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (FILE NO. 333-190980 and FILE NO. 333-161827) of Sinovac Biotech Ltd. and its subsidiaries (the “Company”) of our report dated April 30, 2026, with respect to the Company’s consolidated financial statements as of December 31, 2024, 2023, 2022, 2021 and for each of the years in the four-year period ended December 31, 2024 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, which appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2024. Our report contained an emphasis of matter paragraph regarding a restatement of previously issued consolidated financial statements.

/s/ Zhonghua Certified Public Accountants LLP

Shanghai, China

April 30, 2026